Exhibit 10.6

Fifth Amendment
To Amended and Restated Gas Gathering Agreement
(Lake Arlington)

This Fifth Amendment to the Amended and Restated Gas Gathering Agreement (Lake Arlington) (this “Fifth Amendment”) is made and entered into this July 9, 2014, but effective June 1, 2014 (“Effective Date”), by and among Quicksilver Resources Inc. (“Quicksilver”), and TG Barnett Resources LP (“TG”) (Quicksilver and TG are collectively referred to herein as “Producer”), and Cowtown Pipeline Partners L.P. (“Gatherer”).
Recitals:
Whereas, Quicksilver and Gatherer are parties to that certain Amended and Restated Gas Gathering Agreement dated September 1, 2008 (the “Original Agreement”), as amended by: (i) that certain First Amendment to Amended and Restated Gas Gathering Agreement [Lake Arlington] dated September 29, 2009, (ii) that certain Second Amendment to Gas Gathering Agreement dated as of October 1, 2010, (iii) that certain Third Amendment to Amended and Restated Gas Gathering Agreement [Lake Arlington] executed August 13, 2012, but to be effective as of July 1, 2012, and (iv) that certain Fourth Amendment to Amended and Restated Gas Gathering Agreement [Lake Arlington] executed July 9, 2014 between Producer and Gatherer, but to be effective as of August 1, 2013 (collectively. the “Lake Arlington Agreement”);
NOW, THEREFORE, in consideration of the mutual premises and benefits contained herein, the adequacy, receipt and sufficiency of which are hereby acknowledged, Producer and Gatherer amend the terms of the Lake Arlington Agreement, as follows:

1.	Article 1, Definitions is amended as follows:
Section i, “Escalation Date” shall be deleted in its entirety and the following substituted in its place: “i. “Escalation Date”, except for the Gas Lift Fee, shall mean January 1st following the Effective Date and each January 1st thereafter during the Term. The Escalation Date for the Lift Gas Fee shall mean January 1, 2016 and each January 1st thereafter during the Term.

2.	Article 11, Fees is amended as follows:
Section 11.1    (b) is amended by deleting the words “thirty cents ($.30)” and the following words substituted in their place: “twenty cents ($.20)”.

3.	Article 11, Fees shall be amended by adding the following:
“11.3 For the period beginning on July 1, 2014 and ending on June 30, 2016, Gatherer shall work with Producer to evaluate the purchase of all or a portion of Producer’s existing and future gas lift systems at Lake Arlington. Regardless of whether the parties are able to reach a mutual agreement as to such potential purchase(s), Gatherer shall have the Exclusive Right to provide Producer’s gas lift needs for the remaining Term of the Lake Arlington Agreement. As used herein, the term “Exclusive Right” is defined to mean that (i) Gatherer shall be the exclusive provider of gas lift services to Producer at the existing and any future points delivered into Producer’s existing and future gas lift systems, and (ii) Producer shall negotiate with no other party and deal exclusively with Gatherer to potentially provide any alternative gas lift method which could eliminate or materially alter the then existing manner in which Gatherer supplies lift gas to Producer at existing and future wells. This Exclusive Right is not intended to hinder Producer from alternative non gas lift methods (including, but not limited to, plungers or other similar lifting technologies) at any individual well (including each such well for which there is no gas lift pipeline connection as of the date hereof), where such lift gas being provided or to be provided, as applicable, by Gatherer is not or will not be adequate at such particular well to provide Producer’s lift requirements. Producer shall retain sole discretion in the deployment of these alternative non gas lift techniques; provided in the event that Producer employs such artificial non gas lift techniques on a well, it will notify Gatherer within a commercially reasonable time frame.
Except as amended by this Fifth Amendment, which shall be effective as of the Effective Date of this Fifth Amendment, the terms and provisions of the Lake Arlington Agreement are and shall remain in full force and effect.
Capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the Lake Arlington Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed by their respective authorized officers as of the date first written above.

QUICKSILVER RESOURCES INC.
By:	/s/ C.C. Rupnow
Name: Clifford Rupnow
Title: VP Product Mktg & Transp.

TG BARNETT RESOURCES LP
By:	/s/ Koji Yoshizaki
Name: KOJI YOSHIZAKI
Title: Vice President and Secretary

COWTOWN PIPELINE PARTNERS L.P.
By:	Crestwood Gas Services Operating GP LLC, its general partner
By:	/s/ J. Heath Deneke
Name: Heath Deneke
Title: President Natural Gas Business Unit